Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES
FOURTH QUARTER AND YEAR-END RESULTS

Fourth Quarter Highlights:

•	Net income increased 32% to $9.0 million (excluding prior year charges)

•	EPS increased to $0.31 as compared with $0.25 in 2002; 24% (excluding prior year charges)

•	24% domestic same-facility revenue growth

•	Completed three joint ventures, all with new not-for-profit health system partners

•	Opened three de novo surgical facilities

Dallas, Texas (February 19, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the fourth quarter and year ended December 31, 2003.

     For the fourth quarter ended December 31, 2003, net revenues were $123.8 million, up 29% from $95.6 million in the prior year fourth quarter. Excluding the effect of the currency exchange, net revenues for the quarter increased 22%. Net income for the fourth quarter of 2003 increased 57% to $9.0 million, or $0.31 per diluted share, from $5.7 million, or $0.21 per share, in the prior year period, which included an impairment charge on investment securities of $1.1 million, or $0.04 per diluted share. Excluding the impairment charge on investment securities, net income for the fourth quarter of 2002 was $6.8 million, or $0.25 per diluted share. Earnings before interest, taxes, depreciation and amortization less minority interests increased 17% to $28.5 million for the fourth quarter of 2003, versus $24.3 million for the fourth quarter of 2002. Company wide same-facility net revenue for the fourth quarter of 2003 increased 27%, resulting from a 24% increase for facilities in the U.S. and a 33% increase for facilities in Western Europe over the prior year fourth quarter (15% before the effect of foreign currency exchange).

     For the year ended December 31, 2003, net revenues were $446.3 million, up 30% from $342.4 million in the prior year period. Excluding the effect of the currency exchange, net revenues for the year increased 23%. Net income for the year ended December 31, 2003, increased 52% to $29.9 million, or $1.06 per diluted share, from $19.6 million, or $0.75 per diluted share, in the prior year period, including the aforementioned impairment charge taken in

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USPI Announces Fourth Quarter and Year-End Results

February 19, 2004

the fourth quarter. Excluding the impairment charge, net income for 2002 totaled $20.7 million, or $0.79 per diluted share. Earnings before interest, taxes, depreciation and amortization less minority interests increased 27% to $105.3 million for the year ended December 31, 2003, versus $82.7 million for the same period in 2002. Same-facility net revenue for the year ended December 31, 2003, increased 19% for facilities in the U.S. and 26% for facilities in Western Europe over the prior year period (9% before the effect of foreign currency exchange), resulting in a company wide same-facility net revenue growth of 21%.

     Cash flow from operations for the year totaled $86.8 million, including a one-time net benefit of $11.0 million from the OrthoLink restructuring, compared with $59.2 million for the full year 2002. During the year, the Company invested approximately $20.7 million in maintenance capital and an additional $21.1 million to expand existing facilities. Therefore, free cash flow available for acquisitions and de novos was $45.0 million. Consistent with the prior year, the Company was able to utilize Spanish net operating losses in the fourth quarter to offset current year income tax expense in Spain. The earnings per share benefit in 2003 was $0.03 per diluted share, which compares with a Spanish net operating loss benefit in 2002 of $0.06 per diluted share.

     Commenting on the fourth quarter results, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “2003 was an excellent year for our company, driven largely by our industry-leading success in developing and expanding relationships with not-for-profit health systems. Our ability to execute on this growth strategy is an integral part of the progress we are making.”

     United Surgical Partners International’s development success continued in the fourth quarter. The Company entered into three joint ventures, all representing new relationships with not-for-profit hospital system partners. United Surgical Partners completed a joint venture to develop and operate an on-campus ambulatory surgical center in the South Texas Medical Center area of San Antonio, Texas, in partnership with CHRISTUS Santa Rosa Health Care. The Company also completed a joint venture to develop and operate an on-campus ambulatory surgical center in Newport News, Virginia, in partnership with Mary Immaculate Hospital, which is owned by Bon Secours Health System. Lastly, the Company completed a joint venture with the Providence Health System, which will initially include an on-campus surgery center, and plans to develop a second facility in California during 2004. Also during the quarter the Company opened three new surgical facilities, two of which were in partnership with existing hospital partners. These transactions increased the number of facilities the Company operates to 74, of which 35 are jointly owned with 16 not-for-profit healthcare systems.

     In closing, Mr. Steen added, “In addition to our success with not-for-profit health systems, we are also adding de novo projects on an accelerated basis. In 2003, we opened four de novo projects, and we have an additional 15 facilities currently under development. We view de novos as a very sensible growth strategy that expands existing markets and adds value for our shareholders.”

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USPI Announces Fourth Quarter and Year-End Results

February 19, 2004

     The live broadcast of United Surgical Partners International’s conference call will begin at 11:00 a.m. Eastern Time on February 20, 2004. A 30-day online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.fulldisclosure.com.

     United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 74 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 62 domestic facilities, 35 are jointly owned with 16 not-for-profit healthcare systems.

     The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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USPI Announces Fourth Quarter and Year-End Results

February 19, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues	$123,846	$95,636	$446,269	$342,386
Operating expenses:
Salaries, benefits and other employee costs	31,973	24,688	113,708	87,872
Medical services and supplies	24,083	18,596	85,659	66,075
Other operating expenses	21,356	15,701	79,729	60,860
General and administrative expenses	8,379	5,522	29,810	23,690
Provision for doubtful accounts	2,032	2,130	7,772	6,330
Depreciation and amortization	8,584	7,611	32,187	26,530

Total operating expenses	96,407	74,248	348,865	271,357

Operating income	27,439	21,388	97,404	71,029
Interest expense, net	(7,098)	(6,630)	(27,413)	(24,929)
Impairment of investment securities	—	(1,057)	—	(1,057)
Other	39	(77)	736	(151)

Income before minority interests	20,380	13,624	70,727	44,892
Minority interests in income of consolidated subsidiaries	(7,533)	(4,674)	(24,311)	(14,846)

Income before income taxes	12,847	8,950	46,416	30,046
Income tax expense	(3,842)	(3,208)	(16,540)	(10,446)

Net income	$9,005	$5,742	$29,876	$19,600

Net income per diluted share:
Earnings per share before impairment of investment securities	$0.31	$0.25	$1.06	$0.79
Impairment of investment securities	—	(0.04)	—	(0.04)

Net income per share	$0.31	$0.21	$1.06	$0.75

Shares used in computing diluted earnings per share	28,796	27,584	28,244	26,056
Supplemental Data:
EBITDA less minority interests	$28,490	$24,325	$105,280	$82,713
Facilities operated at period end			74	64

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USPI Announces Fourth Quarter and Year-End Results

February 19, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	Dec. 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$28,519	$47,571
Accounts receivable, net of allowance for doubtful accounts of $8,838 and $7,154, respectively	56,591	39,176
Other receivables	20,168	36,208
Inventories	9,024	7,756
Other	19,295	12,658

Total current assets	133,597	143,369
Property and equipment, net	348,063	270,387
Investments in affiliates	32,104	18,696
Intangible assets, net	326,645	287,584
Other	30,100	8,722

Total assets	$870,509	$728,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,453	$25,989
Accrued expenses and other	50,393	52,836
Current portion of long-term debt	16,794	13,132

Total current liabilities	103,640	91,957
Long-term debt	287,950	263,571
Other liabilities	42,306	24,109

Total liabilities	433,896	379,637

Minority interests	45,958	26,860
Common stockholders’ equity	390,655	322,261

Total liabilities and stockholders’ equity	$870,509	$728,758

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USPI Announces Fourth Quarter and Year-End Results

February 19, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues:
Net patient service revenue	$108,615	$84,039	$390,911	$298,694
Management and administrative services revenue	9,525	7,787	36,205	31,238
Equity in earnings of unconsolidated affiliates	4,645	2,861	15,074	9,454
Other revenue	1,061	949	4,079	3,000

Total revenues	$123,846	$95,636	$446,269	$342,386

Unconsolidated Facilities(1):
Total revenue	$72,431	$41,883	$240,848	$141,166
Number of facilities	33	26	33	26

(1) Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

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USPI Announces Fourth Quarter and Year-End Results

February 19, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information (continued)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net income	$9,005	$5,742	$29,876	$19,600
Income tax expense	3,842	3,208	16,540	10,446
Interest and other nonoperating expense	7,059	7,764	26,677	26,137
Depreciation and amortization	8,584	7,611	32,187	26,530

EBITDA(1) Less Minority Interests	28,490	24,325	105,280	82,713
Minority interests in income of consolidated subsidiaries	7,533	4,674	24,311	14,846

EBITDA(1)	36,023	28,999	129,591	97,559
Provision for doubtful accounts	2,032	2,130	7,772	6,330
Amortization of debt issue costs, discount and deferred compensation	1,301	328	4,784	1,747
Interest and other nonoperating expense	(7,059)	(7,764)	(26,677)	(26,137)
Income tax expense	(3,842)	(3,208)	(16,540)	(10,446)
Equity in earnings of unconsolidated affiliates	(4,645)	(2,861)	(15,074)	(9,454)
Increases (decreases) in cash from changes in operating assets and liabilities, net of effects of purchases of new businesses	(12,651)	(3,572)	2,976	(394)

Net cash provided by operating activities	$11,159	$14,052	$86,832	$59,205

(1)	EBITDA is calculated as operating income plus depreciation and amortization. United Surgical Partners International uses EBITDA and EBITDA less minority interests as analytical indicators for purposes of allocating resources and assessing performance. EBITDA is commonly used as an analytical indicator within the health care industry and also serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation methods, EBITDA as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.

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USPI Announces Fourth Quarter and Year-End Results

February 19, 2004

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	December 31,
			%
	2003	2002	Change
Same-facility statistics:
Cases – United States(1)	65,659	60,556	8.4%
Net revenue/case – United States	$1,705	$1,489	14.5%
Net revenue – United States (in 000s)	$111,942	$90,173	24.1%
Facility EBITDA margin – United States	36.8%	33.5%	330bps
Adjusted admissions – Western Europe	26,028	26,169	(0.5)%
Net revenue/adjusted admission – Western Europe	$1,872	$1,405	33.3%
Net revenue – Western Europe (in 000s)	$48,731	$36,762	32.6%
Net revenue/adjusted admission – Western Europe (at constant currency translation rates)	$1,872	$1,622	15.4%
Facility EBITDA margin – Western Europe	25.2%	23.5%	170bps
Consolidated facility statistics:
Total cases – United States(2)	39,906	36,578	9.1%
Same facility cases (without acquisitions)(3)	37,632	36,578	2.9%
Total adjusted admissions – Western Europe	28,040	26,169	7.1%
Same facility adjusted admissions (without acquisitions)(3)	26,028	26,169	(0.5)%
Total consolidated facilities	40	35

(1)	Cases are included in both periods for current year acquisitions.

(2)	Includes 1,757 cases in 2002 for centers that became consolidating in the fourth quarter of 2003.

(3)	Excludes acquired facilities during the first year of ownership.

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